Exhibit 1.05

CDC Software Ranks #12 as One of the Top Enterprise Software Companies on Manufacturing
Business Technology’s 2007 Global 100 List

CDC Software moves up based on organic growth, targeted vertical acquisitions and high customer satisfaction

HONG KONG, ATLANTA –Aug.06, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced that it ranked in the number 12 position on Manufacturing Business Technology’s 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors, a ranking determined by total company revenues for 2006. This represents a move up six positions from the company’s 2006 ranking of 18th on the list. The 2007 results were published in the July 2007 issue of Manufacturing Business Technology magazine and online http://www.mbtmag.com/global100/default.asp.

During 2006, CDC Software grew organically through increased software sales to new customers, expanded implementations with current customers and broadened services offerings. Much of this growth is attributed to new customers who accounted for approximately 53 percent of total software license revenue. This ratio is among the highest in the enterprise software industry and indicates continued healthy expansion of the business and strong demand for industry-specific applications. Additionally, maintenance retention rates exceeded 90 percent, indicating a high degree of customer satisfaction. Customer satisfaction was also reflected by repeat business in the form of expanding deployments of successful software implementations worldwide. Organic growth of CDC Software has been accelerated by the company’s acquire-focus-grow strategy and acquisitions that expand the depth of vertical industry solutions. The organic license revenue growth was 33 percent in the fourth quarter of 2006 and 11 percent for the full year.

“We are extremely pleased to be moving up the list of top global enterprise vendors,” said Eric Musser, CEO of CDC Software. “This broad industry metric, combined with the consistent demand from new customers is a very clear validation of the success of our strategy as focused vertical specialists. Our formula for success is working and we will maintain this successful growth strategy and continue to focus on providing software applications and services that address the key requirements of our targeted vertical industries.”

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the expected growth of the company, future development of enterprise software on a global scale, growth in CDC Software’s business in targeted geographic markets and the ability to provide expansion and support to developing countries. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including among others: the conditions of the enterprise software industry; the continued ability of our enterprise solutions to address industry-specific requirements of companies in the manufacturing industry; demand for and market acceptance of new and existing enterprise software solutions; development of new functionalities which would allow manufacturers to compete more effectively and changes in the type of information required to compete in the manufacturing industry.. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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